Exhibit 10.14g

NON-EMPLOYEE DIRECTOR

TERMS AND CONDITIONS

1.
Terms and Conditions: This grant of service-based restricted stock units is made under the Ingevity Corporation 2016 Omnibus Incentive Plan (the “Plan”), and is subject in all respects to the terms of the Plan. All terms of the Plan are hereby incorporated into these terms and conditions (the “Terms and Conditions”) by reference. In the event of a conflict between one or more provisions of these Terms and Conditions and one or more provisions of the Plan, the provisions of the Plan shall govern. Each capitalized term not defined herein has the meaning assigned to such term in the Plan.

2.
Confirmation of Grant: Effective as [April 28, 2017] (the “Award Date”), Ingevity Corporation (the “Company”) granted the Non-Employee Director whose name is set forth in the notice of grant (the “Grantee”) time-based Restricted Stock Units with respect to a specified number of shares of Common Stock as set forth in the Grantee’s notice of grant (the “RSUs”). By accepting the RSUs, the Grantee acknowledges and agrees that the RSUs are subject to the Terms and Conditions and the terms of the Plan.

3.	Stockholder Rights:

a.
Except as provided in Section 3(b) below, the Grantee will not have any stockholder rights or privileges (including voting rights) with respect to the shares of Common Stock subject to the RSUs until such shares of Common Stock vest and are actually issued and registered in the Grantee’s name in the Company’s books and records.

b.
If the Company declares a cash dividend on its shares of Common Stock, on the payment date of the dividend, the Grantee shall be credited with dividend equivalents equal to the amount of such cash dividend per share of Common Stock multiplied by the number of shares of Common Stock subject to the RSUs. The dividend equivalents will be subject to the same terms regarding vesting and forfeiture as the RSUs and will be paid in cash at the times that the corresponding shares of Common Stock associated with the RSUs are delivered (or forfeited at the time that the RSUs are forfeited). The Grantee shall be responsible for any tax liability associated with any cash payments in accordance with Section 10 below.

4.
Automatic Forfeiture: The RSUs (including any RSUs that have vested but not yet been settled) will automatically be forfeited and all rights of the Grantee to the RSUs shall terminate under any of the following circumstances:

a.	The Grantee’s service with the Company as a Non-employee Director is terminated by the Company for Cause.

b.	The Committee requires recoupment of the RSUs in accordance with any recoupment policy adopted or amended by the Company from time to time.

5.	Transferability: The RSUs shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed.

6.
Vesting: The RSUs shall vest in full on April 28, 2018; provided that the Grantee continues to serve as a Non-Employee Director with the Company through such date. In the event the Grantee ceases to be a Non-Employee Director for any reason before April 28, 2018 other than as described in Sections 4 and 7, a number of the RSUs (rounded up to the nearest whole number) awarded to the Grantee shall become vested on a pro rata basis equal to the total number of RSUs granted on the Award Date, multiplied by a fraction the numerator of which is equal to the number of full months that have elapsed from the Award Date and the denominator of which is 12, and any remaining portion of the RSUs shall be forfeited and, the vested RSUs shall be settled as described in Section 9 below.

7.
Termination of Service: If, prior to the first anniversary of the Award Date, (i) the Grantee’s service with the Company is terminated by reason of death or Disability (as defined below), the RSUs shall become vested in full and settled as described in Section 9 below. For purposes of these Terms and Conditions “Disability” means permanently and totally disabled in accordance with Section 409A of the Internal Revenue Code.

8.
Change in Control: In the event of a Change in Control, Section 14 of the Plan shall control and Section 14 of the Plan shall supersede Sections 7 and 8 of these Terms and Conditions; provided, however, in the event that, following a Change in Control in which the RSUs are assumed, the Grantee’s service is terminated by reason of the Grantee’s death or Disability, the RSUs shall vest in full and be settled as provided in Section 9 of these Terms and Conditions.

9.
Settlement: Any RSUs not previously forfeited shall be settled by delivery of one share of Common Stock for each RSU being settled. The RSUs shall be settled as soon as practicable after the applicable vesting date (including without limitation for this purpose vesting upon the Grantee’s termination of service as provided in Section 7 and 8, but in no event later than 60 days after the applicable vesting date. Notwithstanding the foregoing, to the extent that the RSUs are subject to Section 409A of the Internal Revenue Code, all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, including application of the six month settlement delay for any specified employee (as defined in Section 409A of the Internal Revenue Code) in the event of vesting as a result of a separation from service (as defined in Section 409A of the Internal Revenue Code).

10.
Tax Withholding: The Grantee as a Non-Employee Director is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the RSUs, and as such the Company has no withholding obligation associated with the vested RSUs.

11.
No Right to Continued Service: The Grantee understands and agrees that these Terms and Conditions do not impact the right of the Company or any of its affiliates retaining the Grantee to terminate or change the terms of the Grantee’s service with the Company.

12.	Captions: Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of these Terms and Conditions.

13.
Severability: In the event that any provision in these Terms and Conditions shall be held invalid or unenforceable for any reason, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of these Terms and Conditions.